Exhibit 2.1




                           STOCK PURCHASE AGREEMENT

                                    BETWEEN

                            RARE MEDIUM GROUP, INC.

                                      AND

                           ARRIS INTERNATIONAL, INC.

                             DATED AUGUST 18, 2003

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                               TABLE OF CONTENTS


                                                                          Page

1.       Definitions........................................................1


2.       Purchase and Sale of Target Shares.................................5

         (a)      Basic Transaction.........................................5
         (b)      Purchase Price............................................6
         (c)      Closing...................................................6
         (d)      Deliveries at Closing.....................................6

3.       Seller's Representations and Warranties............................6

         (a)      Organization of Seller....................................6
         (b)      Authorization of Transaction..............................6
         (c)      Noncontravention..........................................7
         (d)      Brokers' Fees.............................................7
         (e)      Capitalization of Target..................................7
         (f)      Subsidiaries/Retained Equity Interests....................7
         (g)      Organization, Qualification and Corporate Power...........8
         (h)      Noncontravention..........................................8
         (i)      Brokers' Fees.............................................8
         (j)      Real Property; Assets.....................................8
         (k)      Financial Statements......................................9
         (l)      Events Subsequent to Most Recent Fiscal Year End..........9
         (m)      Undisclosed Liabilities...................................9
         (n)      Legal Compliance.........................................10
         (o)      Tax Matters..............................................10
         (p)      This subsection is intentionally left blank..............11
         (q)      Intellectual Property....................................11
         (r)      Benefit Plans............................................14
         (s)      Contracts................................................14
         (t)      This Section is Intentionally Left Blank.................15
         (u)      Litigation...............................................15
         (v)      Employees................................................16

4.       Buyer's Representations and Warranties............................17

         (a)      Organization of Buyer....................................17
         (b)      Authorization of Transaction.............................17
         (c)      Noncontravention.........................................17
         (d)      Brokers' Fees............................................18
         (e)      Investment...............................................18

5.       Pre-Closing of Certain Other Covenants............................18

         (a)      General..................................................18
         (b)      Operation of Business....................................18
         (c)      Preservation of Business.................................18
         (d)      Full Access..............................................18
         (e)      Notice of Developments...................................19
         (f)      Exclusivity..............................................19
         (g)      Tax Matters..............................................19
         (h)      Capital Contribution.....................................19
         (i)      Asset Purchase...........................................19
         (j)      Assignment of Notes Receivable...........................20
         (k)      Transfer of Excluded Equity Interests....................20
         (l)      Consulting Agreement.....................................20
         (m)      Intellectual Property Transfer and License Agreement.....20
         (n)      Sublease.................................................20
         (o)      Employee and Benefit Matters.............................20
         (p)      Books and Records........................................22

6.       Post-Closing Covenants............................................22

         (a)      General..................................................22
         (b)      Litigation Support.......................................22
         (c)      Transition...............................................22
         (d)      Confidentiality..........................................23
         (e)      Covenant Not to Compete..................................23
         (f)      Talk Emergency & Other Non-Qualified Receivables.........23
         (h)      Audit Support............................................24

7.       Conditions to Obligation to Close.................................24

         (a)      Conditions to Buyer's Obligation.........................24
         (b)      Conditions to Sellers' Obligation........................26

8.       Remedies for Breaches of this Agreement...........................26

         (a)      Survival of Representations and Warranties...............26
         (b)      Indemnification Provisions for Buyer's Benefit...........27
         (c)      Indemnification Provisions for Seller's Benefit..........27
         (d)      Matters Involving Third Parties..........................28

9.       Tax Matters.......................................................29

         (a)      Tax Indemnification......................................29
         (b)      Straddle Period..........................................29
         (c)      Responsibility for Filing Tax Returns....................29
         (d)      Cooperation on Tax Matters...............................30
         (e)      Tax Sharing Agreements...................................30
         (f)      Certain Taxes and Fees...................................30
         (g)      No Carryovers............................................31

10.      Termination.......................................................31

         (a)      Termination of Agreement.................................31
         (b)      Effect of Termination....................................31

11.      Miscellaneous.....................................................32

         (a)      Press Releases and Public Announcements..................32
         (b)      No Third-Party Beneficiaries.............................32
         (c)      Entire Agreement.........................................32
         (d)      Succession and Assignment................................32
         (e)      Counterparts.............................................32
         (f)      Headings.................................................32
         (g)      Notices..................................................32
         (h)      Governing Law............................................34
         (i)      Amendments and Waivers...................................34
         (j)      Severability.............................................34
         (k)      Expenses.................................................34
         (l)      Construction.............................................34
         (m)      Incorporation of Exhibits, Annexes, and Schedules........35
         (n)      Specific Performance.....................................35
         (o)      Submission to Jurisdiction...............................35


List of Schedules and Exhibits

Exhibit 1      --     Intellectual Property Transfer and License Agreement
Exhibit 2      --     Qualified Receivables
Exhibit 3      --     Disclosure Schedule
Exhibit 3(k)   --     Financial Statements
Exhibit 5(l)   --     Consulting Agreement
Exhibit 5(i)   --     Fixed Assets
Exhibit 5(j)   --     Notes Receivable to be Assigned to Seller by Target
Exhibit 5(n)   --     Office Sublease
Exhibit 5(o)   --     Form of Release

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                           STOCK PURCHASE AGREEMENT

         This Stock Purchase Agreement (this "Agreement") is entered into on August 18, 2003, by and between Rare Medium Group, Inc., a Delaware corporation ("Buyer"), and Arris International, Inc., a Delaware corporation ("Seller"). Buyer and Seller are referred to collectively herein as the "Parties."

         WHEREAS, Seller owns all of the outstanding capital stock of Electronic System Products, Inc., an Illinois corporation ("Target"); and

         WHEREAS, Seller desires to sell all such stock to Buyer and Buyer desires to purchase all such stock from Seller.

         NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

         1. Definitions"Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, Taxes, Liens, losses, expenses and fees, including court costs and attorneys' fees and expenses.

         "Affiliate" means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.

         "Agreement" has the meaning set forth in the preface above.

         "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

         "Benefit Plan" means (i) each "employee benefit plan," as such term is defined in Section 3(3) of ERISA, (ii) each plan that would be an employee benefit plan if it was subject to ERISA, such as foreign plans and plans for directors, (iii) each stock bonus, stock ownership, stock option, stock purchase, stock appreciation rights, phantom stock, or other stock plan (whether qualified or nonqualified), (iv) each bonus, deferred compensation or incentive compensation plan and (v) each personnel, vacation, holiday and sick or other leave policy.

         "Buyer" has the meaning set forth in the preface above.

         "Buyer Indemnified Parties" has the meaning set forth in Section 8(b)(i) below.

         "Closing" has the meaning set forth in Section 2(c)2(c) below.

         "Closing Date" has the meaning set forth in Section 2(c) below.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Company Plan" means each Benefit Plan that is sponsored, maintained or contributed to as of the date of this Agreement solely by Target or any Subsidiary of Target for the benefit of their current or former directors, officers or employees.

         "Confidential Information" means any information concerning the businesses and affairs of Target and the Subject Subsidiaries that is not already generally available to the public.

         "Continuing Employee" has the meaning set forth in Section 5(o)(i) below.

         "Credit Agreement" or "Loan Agreement" means that certain Credit Agreement, dated as of August 3, 2001, pursuant to which the Lenders agreed to make certain loans to the Seller (as amended, modified, supplemented and restated from time to time.

         "Disclosure Schedule" has the meaning set forth in Section 3 below.

         "Environmental, Health, and Safety Requirements" shall mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations, and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances, or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, or radiation, each as amended and as now or hereafter in effect.

         "Equity Interest" means any equity security (including any capital stock), limited or general partner interest, limited liability company interest, joint venture interest, trust interest or similar interest.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Excluded Equity Interests" means Coaxmedia Corporation and Evolve Communications, Inc.

         "Financial Statements" has the meaning set forth in Section 3(k) below.

         "GAAP" means United States generally accepted accounting principles as in effect from time to time, consistently applied.

         "Indemnified Party" has the meaning set forth in Section 8(d) below.

         "Indemnifying Party" has the meaning set forth in Section 8(d) below.

         "Indemnity Cap" has the meaning set forth in Section 8(b)(i) below.

         "Intellectual Property" means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names, and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including source code, executable code, data, databases, and related documentation), (g) all advertising and promotional materials, (h) all other proprietary rights, and (i) all copies and tangible embodiments thereof (in whatever form or medium).

         "Intellectual Property Transfer and License Agreement" means an Intellectual Property Transfer and License Agreement between Seller and Target, substantially in the form of Exhibit 1 attached hereto.

         "Knowledge" means actual knowledge after reasonable investigation.

         "Leased Real Property" means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by Target, together with all Leased Real Property Subleases, including the right to all security deposits and other amounts and instruments deposited by or on behalf of Target thereunder.

         "Leased Real Property Subleases" means all subleases, licenses, or other agreements pursuant to which any of Target conveys or grants to any Person a subleasehold estate in, or the right to use or occupy, any Leased Real Property or portion thereof.

         "Leases" means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, pursuant to which Target holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of Target thereunder.

         "Lenders" means the financial institutions listed on the signature pages of the as lenders on the Tenth Amendment to Credit Agreement and Consent, a copy of which has been provided to Buyers and a final signed copy of which will be provided to Buyers at the Closing.

         "Liability" means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

         "Lien" means any mortgage, pledge, lien, encumbrance, charge or other security interest.

         "Material Adverse Effect" or "Material Adverse Change" means any effect or change that would be materially adverse to the business, assets, condition (financial or otherwise), operating results, operations or business prospects of Target taken as a whole or on the ability of Seller to consummate timely the transactions contemplated hereby.

         "Most Recent Balance Sheet" means the balance sheet contained within the Most Recent Financial Statements.

         "Most Recent Financial Statements" has the meaning set forth in
Section 3(k) below.

         "Most Recent Fiscal Month End" has the meaning set forth in Section 3(k) below.

         "Most Recent Fiscal Year End" has the meaning set forth in Section 3(k) below.

         "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

         "Party" has the meaning set forth in the preface above.

         "Permitted Encumbrances" means with respect to each parcel of Real
Property: (a) real estate taxes, assessments and other governmental levies, fees, or charges imposed with respect to such Real Property that are not due and payable as of the Closing Date; (b) mechanics' liens and similar liens for labor, materials, or supplies provided with respect to such Real Property incurred in the Ordinary Course of Business for amounts that are not due and payable as of the Closing Date; (c) zoning, building codes and other land use laws regulating the use or occupancy of such Real Property or the activities conducted thereon which are imposed by any governmental authority having jurisdiction over such Real Property and are not violated by the current use or occupancy of such Real Property or the operation of Target's business as currently conducted thereon; and (d) easements, covenants, conditions, restrictions, and other similar matters of record affecting title to such Real Property which do not or would not impair the use or occupancy of such Real Property in the operation of Target's business as currently conducted thereon.

         "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a governmental entity (or any department, agency, or political subdivision thereof).

         "Purchase Price" has the meaning set forth in Section 2(b) below.

         "Qualified Receivables" means valid accounts receivable of Target that are identified on Exhibit 2.

         "Retained Equity Interests" means the Equity Interest in IQStat Inc., SALock, Omnitrax (Cartrax) and Satellite Accessories identified on Section 3(f) of the Disclosure Schedule.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Seller" has the meaning set forth in the preface above.

         "Seller Indemnified Parties" has the meaning set forth in Section 8(c)below.

         "Seller Plan" means each Benefit Plan (other than the Company Plans) that is sponsored, maintained or contributed to as of the Closing Date by Seller or by any trade or business, whether or not incorporated, that together with Seller would be a "single employer" within the meaning of Section 4001(b) of ERISA or under common control with Seller within the meaning of Section 414(b), (c), (m) or (o) of the Code.

         "Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership, joint venture, trust, association or other business entity in which such Person holds a fifty percent or more of any legal or beneficial Equity Interest. The term "Subsidiary" shall include all Subsidiaries of such Subsidiary.

         "Target" has the meaning set forth in the preface above.

         "Target Share" means any share of the common stock of Target.

         "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code ss.59A), duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property (tangible and intangible), sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, turnover, leasing or other tax or charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

         "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "Third Party Claim" has the meaning set forth in Section 8(d)(i) below.

2.       Purchase and Sale of Target Shares

         (a) Basic Transaction On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell to Buyer, Target Shares for the consideration specified below in this
Section 2.

         (b) Purchase Price Buyer agrees to pay to Sellers at the Closing One Dollar ($1.00) (the "Purchase Price") by check or cash payment.

         (c) Closing The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Seller, in Duluth, Georgia, commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as Buyer and Seller may mutually determine. The Closing shall be deemed to have taken place as of the close of business on July 31, 2003 (the "Closing Date").

         (d) Deliveries at Closing At the Closing, (i) Seller will deliver to Buyer the various certificates, instruments, and documents referred to in
Section 7(a) below, (ii) Buyer will deliver to Sellers the various certificates, instruments and documents referred to in Section 7(b) below,
(iii) Seller will deliver to Buyer stock certificates representing Target Shares, endorsed in blank or accompanied by duly executed assignment documents together with the stock certificates representing the Retained Equity Interests and (iv) Buyer will deliver to Seller the Purchase Price.

         3. Seller's Representations and Warranties Seller represents and warrants to Buyer that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3), except as set forth in Exhibit 3 attached hereto (the "Disclosure Schedule") which shall be delivered by the Seller concurrently with the execution and delivery hereof. The Disclosure Schedules will correspond to the numbered and lettered paragraphs contained in this Section 3.

         (a) Organization of Seller Seller is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

         (b) Authorization of Transaction Seller has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by Seller and constitutes the valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms and conditions, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors' rights generally. Seller need not give any notice to, make any filing with, or obtain any authorization, consent or approval of any Person in order to consummate the transactions contemplated by this Agreement, other than the consent of its Lenders which will be obtained by Closing. The execution, delivery and performance of this Agreement have been duly authorized by Seller.

         (c) Noncontravention Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency or court to which Seller is subject or any provision of Seller's charter, bylaws or other governing documents, (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which Seller is a party or by which it is bound or to which any of his or its assets is subject other that its Loan Agreement or (C) result in the imposition or creation of a Lien upon or with respect to any of Target Shares.

         (d) Brokers' Fees Seller has no Liability to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

         (e) Capitalization of Target (i) The entire authorized capital stock of Target consists of 1000 Target Shares, of which 1000 Target Shares are issued and outstanding and 0 Target Shares are held in treasury. All of the issued and outstanding Target Shares have been duly authorized, are validly issued, fully paid and nonassessable. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that could require Target to issue, sell or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to Target. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of the capital stock of Target.

         (ii) Seller holds of record and owns beneficially Target Shares free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws and under the Loan Agreement), Taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require Seller to sell, transfer, or otherwise dispose of any capital stock of Target (other than this Agreement).

         (f) Subsidiaries/Retained Equity Interests Target has no Equity Interests (and has never held or owned any Equity Interests) other than the Retained Equity Interests and the Excluded Equity Interests. Section 3(f) of the Disclosure Schedule sets forth for each Retained Equity Interest, the number of shares of capital stock held by Target or number of shares (or percentage of equity) into which any convertible debt may be converted.
Section 3(f) of the Disclosure Schedule also sets forth the Excluded Equity Interests (Seller's Retained Equity Interest). To the Knowledge of the Seller, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Target to sell, transfer or otherwise dispose of any Retained Equity Interest. To the Knowledge of the Seller, there are no voting trusts, proxies or other agreements or understandings with respect to the voting of any Retained Equity Interest, except as set forth on Section 3(f) of the Disclosure Schedule.

         (g) Organization, Qualification and Corporate Power Target is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or formation. Target is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where the failure to obtain such qualification would result in a material adverse effect. Target has full corporate power and authority and all licenses, permits, and authorizations materially necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Section 3(g) of the Disclosure Schedule lists the directors and officers of Target. Seller has delivered to Buyer correct and complete copies of the charter, bylaws and/or other organizational documents of Target (as amended to date). The minute books (containing the records of meetings of the stockholders, the board of directors and any committees of the board of directors), the stock certificate books, and the stock record books of Target are correct and complete. Target is not in default under or in violation of any provision of its charter, bylaws and/or other organizational documents.

         (h) Noncontravention Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency or court to which Target is subject or any provision of the charter, bylaws or other organizational documents of Target or (ii) other than the Loan Agreement conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which Target is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets). Target does not need to give any notice to, make any filing with, or obtain any authorization, consent or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

         (i) Brokers' Fees Target has no Liability or obligation to pay any fees or commissions to any broker finder or agent with respect to the transactions contemplated by this Agreement.

         (j) Real Property; Assets (i) Target has never owned any fee interest in real property. Section 3(j)(i) of the Disclosure Schedule sets forth the address of each parcel of Leased Real Property currently in effect, and a true and complete list of all Leases for each such Leased Real Property (including the date and name of the parties to such Lease document). Seller has delivered to Buyer a true and complete copy of each such Lease document.

                  (ii) Target has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Liens, except for immaterial properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet, except certain network equipment and photocopying machines leased by Seller and used by Target, which Seller shall continue to make available to Target through the one year anniversary of the Closing, and for which Target shall make the corresponding lease payments of approximately $6,000 per month for the network equipment and approximately $3,100 for the photocopying machines. Target owns or leases all buildings, machinery, equipment, and other tangible assets necessary for the conduct of their businesses as presently conducted. Each such tangible asset is free from patent defects, has been maintained in accordance with normal industry practice, is in adequate operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used.

         (k) Financial Statements Attached hereto as Exhibit 3(k) are the following financial statements (collectively the "Financial Statements"): (i) unaudited and supplemented balance sheets and statements of income for the fiscal years ended 2001 and 2002 for Target, (ii) unaudited consolidated balance sheet and statements of income (the "Most Recent Financial Statements") as of and for the months ended June 30, 2003 (the "Most Recent Fiscal Month End") for Target, and (iii) supplemental information to Target's Financial Statements. The Financial Statements are consistent with the books and records of Seller. Sellers financial statements have been prepared in accordance with GAAP. The Financial Statements of Target present fairly, in all material respects, the financial conditions of Target for the relevant periods and the corresponding results of operations for such periods.

         (l) Events Subsequent to Most Recent Fiscal Year End Since the Most Recent Fiscal Year End, Target's business has been run in the ordinary course.there has not been any Material Adverse Change. Without limiting the generality of the foregoing, since that date Target has not delayed or postponed the payment of accounts payable or any other Liabilities outside the Ordinary Course of Business.

         (m) Undisclosed Liabilities Except as set forth on Schedule 3(m), Target has no Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability), except for (i) Liabilities set forth on the face of the Most Recent Balance Sheet and (ii) Liabilities which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

         (n) Legal Compliance Target has complied with or is in substantial compliance with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local and foreign governments (and all agencies thereof), including all Environmental, Health and Safety Requirements, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed or commenced against any of them alleging any failure so to comply. There has been no release, discharge, deposit or presence of any hazardous materials or substances in the Target's assets or the premises occupied or used by the Target.

         (o) Tax Matters (i) Target has timely filed all Tax Returns that it was required to file under applicable laws and regulations. All such Tax Returns were correct and complete in all respects and have been prepared in substantial compliance with all applicable laws and regulations. All Taxes due and owing by Target (whether or not shown on any Tax Return) have been paid. Target currently is not the beneficiary of any extension of time within which to file any Tax Return. No penalty, interest or charge is or will become due with respect to the late filing of any Tax Return or the late payment of any Tax. No claim has ever been made by an authority in a jurisdiction where Target does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Target.

                  (ii) Target has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

                  (iii) No foreign, federal, state or local tax audits or administrative or judicial Tax proceedings are pending or being conducted or threatened with respect to Target or any affiliated, consolidated, combined, unitary or similar group of which Target is or was a member. Target has not received from any foreign, federal, state or local taxing authority (including jurisdictions where Target has not filed Tax Returns) any (A) notice indicating an intent to open an audit or other review, (B) request for information related to Tax matters, or (C) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, assessed, or to the knowledge of Seller or Target, threatened, by any taxing authority against Target. Section 3(o)(iii) of the Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to Target for taxable periods ended on or after December 31, 2000, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Seller has delivered to Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Target or any affiliated, consolidated, combined, unitary or similar group of which Target is or was a member filed or received since December 31, 2000.

                  (iv) Target has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, except as set forth in Section 3(o)(iv) of the Disclosure Schedules.

                  (v) Target is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of (A) any "excess parachute payment" within the meaning of Code ss.280G (or any corresponding provision of state, local or foreign Tax law) and (B) any amount that will not be fully deductible as a result of Code 162(m) (or any corresponding provision of state, local or foreign Tax law). Target is not a party to or bound by any Tax allocation or sharing agreement. Target (1) has not been a member of a group filing a consolidated federal income Tax Return (other than a group the common parent of which was Target) or (2) has no Liability for the Taxes of any Person (other than any of Target) under Reg. ss.1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise.

                  (vi) None of the transactions contemplated by this Agreement will result in any Tax liability or the recognition of any item of income or gain to Target.

                  (vii) Target has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

                  (viii) Target (A) is a member of an affiliated group filing a consolidated federal income Tax Return with ARRIS Group, Inc. (B) has no liability for the Taxes of any Person (1) under Treasury Regulation Section 1.1502-6 or (2) as a transferee or successor, by contract, or otherwise.

                  (ix) Target has not entered into any agreement or arrangement with any taxing authority that requires Target to take any action or to refrain from taking any action.

         (p) This subsection is intentionally left blank.

         (q) Intellectual Property.

                  (i) Target owns and possesses or has the right to use pursuant to a valid and enforceable, written license, sublicense, agreement or permission all Intellectual Property necessary for the operation of the businesses of Target as presently conducted and as presently proposed to be conducted. Each item of Intellectual Property owned or used by Target immediately prior to the Closing hereunder will be owned or available for use by Target on identical terms and conditions immediately subsequent to the Closing hereunder. To the Knowledge of the Seller, Target has taken all necessary action to maintain and protect each item of Intellectual Property that it owns or uses.

                  (ii) To the Knowledge of the Seller, Target has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and neither Seller nor Target has ever received any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that Target must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of Seller and Target, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of Target.

                  (iii) To the Knowledge of the Seller, Section 3(q)(iii) of the Disclosure Schedule identifies each patent or registration that has been issued to Target with respect to any of its Intellectual Property, identifies each pending patent application or application for registration which Target has made with respect to any of its Intellectual Property, and identifies each license, sublicense, agreement or other permission which Target has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). To the Knowledge of the Seller, Buyer has received correct and complete copies of all such patents, registrations, applications, licenses, sublicenses, agreements and permissions (as amended to date) and have made available to Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. To the Knowledge of the Seller, Section 3(q)(iii) of the Disclosure Schedule also identifies each unregistered trademark, service mark, trade name, corporate name or Internet domain name, computer software item (other than commercially available off-the-shelf software purchased or licensed for less than a total cost of $1,000 in the aggregate) and each unregistered copyright used by Target in connection with any of its businesses. To the Knowledge of the Seller, with respect to each item of Intellectual Property required to be identified in Section 3(q)(iii) of the Disclosure Schedule:

                       (A) Target owns and possesses all right, title, and interest in and to the item, free and clear of any Lien, license or other restriction or limitation regarding use or disclosure;

                       (B) the item is not subject to any outstanding injunction, judgment, order, decree, ruling or charge;

                       (C) no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or, to the Knowledge of Seller or Target is threatened which challenges the legality, validity, enforceability, use or ownership of the item, and there are no grounds for the same;

                       (D) Target has never agreed to indemnify any Person for or against any interference, infringement, misappropriation or other conflict with respect to the item; and

                       (E) no loss or expiration of the item is threatened, pending or reasonably foreseeable, except for patents expiring at the end of their statutory terms (and not as a result of any act or omission by Seller or Target, including a failure by Seller or Target to pay any required maintenance fees).

                  (iv) To the Knowledge of the Seller, Section 3(q)(iv) of the Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that Target uses pursuant to license, sublicense, agreement or permission. Seller has delivered to Buyer correct and complete copies of all such licenses, sublicenses, agreements and permissions (as amended to date). To the Knowledge of the Seller, with respect to each item of Intellectual Property required to be identified in Section 3(q)(iv) of the Disclosure Schedule:

                       (A) the license, sublicense, agreement or permission covering the item is legal, valid, binding, enforceable and in full force and effect;

                       (B) the license, sublicense, agreement or permission will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following consummation of the transactions contemplated hereby;

                       (C) no party to the license, sublicense, agreement or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration thereunder;

                       (D) no party to the license, sublicense, agreement or permission has repudiated any provision thereof;

                       (E) with respect to each sublicense, the representations and warranties set forth in subsections (A) through (D) above are true and correct with respect to the underlying license;

                       (F) the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling or charge;

                       (G) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of Seller or Target is threatened that challenges the legality, validity or enforceability of the underlying item of Intellectual Property, and there are no grounds for the same; and

                       (H) Target has not granted any sublicense or similar right with respect to the license, sublicense, agreement or permission.

                  (v) To the Knowledge of the Seller, Target has not in the past nor will they interfere with, infringe upon, misappropriate or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its businesses as presently conducted and as presently proposed to be conducted.

                  (vi) Seller has taken all necessary and desirable action to maintain and protect all of the Intellectual Property of Target, except and to the extent otherwise disclosed in Exhibit 3(q)(iii).

                  (vii) To the Knowledge of the Seller, Target has all right title and interest to:

                       (A) RF Flex Reference Design; and

                       (B) CAD Library

         (r) Benefit Plans

Seller represents that Seller shall be responsible for and Buyer shall have no responsibility or liability under or relating to any Seller Plans or Company Benefit Plans. Any Buyer or Target liability arising out of a breach of this Section shall not be subject to the Aggregate Threshold or Indemnity Cap in
Section 8 (b).

                  (i) Section 3(r)(i) of the Disclosure Schedule sets forth a list of (A) all Company Plans and (B) all Seller Plans sponsored, maintained or contributed to by Target. Each Company Plan is in writing, and on or before the date hereof, Seller has furnished to Buyer copies of each of the following, to the extent applicable, with respect to each Company Plan: the most recent annual report (Form 5500) filed with the Employee Benefits Security Administration, the plan document (including all amendments thereto), the trust agreement (including all amendments thereto), the most recent summary plan description, the most recent actuarial report or valuation that is required to be prepared under applicable laws and the most recent determination letter, if any, issued by the Internal Revenue Service.

                  (ii) There are no actions, suits or claims pending (other than routine claims for benefits) or, to Seller's or Target's knowledge, threatened against, or with respect to, any Company Plan or its assets, and there is no matter pending (other than routine qualification determination filings) with respect to any Company Plan before any governmental authority.

         (s) ContractsSection 3(s) of the Disclosure Schedule lists the following contracts and other agreements to which Target is a party:

                  (i) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $10,000 per annum;

                  (ii) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a loss to Target, or involve consideration in excess of $25,000;

                  (iii) any agreement concerning a partnership or joint venture;

                  (iv) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation or under which it has imposed a Lien on any of its assets, tangible or intangible;

                  (v) any agreement concerning confidentiality or noncompetition;

                  (vi) any agreement with Seller or any of its Affiliates (other than Target);

                  (vii) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees;

                  (viii) any collective bargaining agreement;

                  (ix) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $100,000 or providing severance benefits;

                  (x) any agreement under which it has advanced or loaned any amount to any person;

                  (xi) any agreement under which the consequences of a default or termination could have a Material Adverse Effect;

                  (xii) any agreement pursuant to which Target is a guarantor or otherwise is liable for any Liability or obligation (including indebtedness) of any other Person;

                  (xiii) any outstanding powers of attorney executed on behalf of Target ; or

                  (xiv) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $40,000.

Seller has delivered to Buyer a correct and complete copy of each agreement (as amended to date) listed in Section 3(s) of the Disclosure Schedule. With respect to each such agreement: the Seller and Target have received no notice that Target is in breach or default, or that any event has occurred which with notice or lapse of time would constitute a breach or default, or that any party has repudiated any provision of the agreement.

         (t) This Section is Intentionally Left Blank.

         (u) LitigationSection 3(v) of the Disclosure Schedule sets forth each instance in which Target (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the Knowledge of any of Seller or Target, is threatened to be made a party to any action, suit, proceeding, hearing or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator.

         (v) Employees

                  (i) To the Knowledge of Seller or Target, no executive, key employee or group of employees has any plans to terminate employment with Target.

                  (ii) Section 3(x)(ii) of the Disclosure Schedule sets forth a true, correct and complete list of all employees of Target. The list described in the preceding sentence shows each employee's name, job title, original hire date, service date, employer's name, and current base salary or base wages. No changes in such base salary or base wages for such employees have been made, promised or authorized since January 1, 2002, except in the Ordinary Course of Business of Target. The compensation and benefits paid or provided with respect to such employees have been reflected in the Financial Statements. There are no loans or other obligations payable or owing by Seller, Target or any of their Affiliates to any such employee, except salaries, wages, bonuses and salary advances and reimbursement of expenses incurred and accrued in the Ordinary Course of Business of Target, nor are any loans or debts payable or owing by any such individuals to Seller, Target or any of their Affiliates, nor has Seller, Target or any of their Affiliates guaranteed any of such individual's respective loans or obligations. To Seller's knowledge, there are no contracts of employment with any of such employees.

                  (iii) All employees and former employees of Target have been, or will have been on or before the Closing, paid in full all wages, and salaries, and severed employees have been paid in full all wages, and salaries, severance and termination pay, and other compensation for all services performed by them that was accrued by them up to (and payable to them prior to) the Closing.

                  (iv) Except as set forth in Section 3(x)(iv) of the Disclosure Schedule, Target is in substantial compliance with (and there are no claims, lawsuits, petitions, charges, investigations, complaints, proceedings, suits, demands or actions which are pending against Target before any governmental authority or arbitrator, or which have been asserted or threatened against Target under or relating to) laws and regulations regarding labor and employment practices, including those for (A) wages, salaries, commissions, bonuses, vacation pay, severance or termination pay, sick pay or other compensation, (B) employee benefits, (C) alleged unlawful, unfair, wrongful or discriminatory employment or labor practices, (D) alleged breach of contract or other claim arising under a collective bargaining or individual agreement or any other employment covenant whether express or implied, (E) alleged violation of any statute, ordinance, contract or regulation relating to minimum wages or maximum hours of work, (F) alleged violation of occupation safety and health standards, or (G) alleged violation of plant closing and mass layoff, immigration, workers' compensation, disability, unemployment compensation, whistleblower laws or other employment or labor relations laws; and to the Knowledge of Seller or Target , no basis therefor exists.

                  (v) Target is not a party to or bound by any collective bargaining or similar agreement with any union or work rules or practices agreed to with any labor organization or employee association. None of the employees of Target is represented by any labor organization and, to the Knowledge of Seller and Target, there is no current union organizing activities among the employees of Target. There is no labor strike or labor dispute, slow down, lockout or stoppage actually pending or threatened against or affecting Target. Target has no unfair labor practice charges or complaints pending or, to the Knowledge of Seller or the Target, threatened against them.

                  (vi) Target is not a party to any agreements or arrangements or subject to any requirement that in any manner requires or may require the retention of any employee or restrict Target from relocating, consolidating, merging or closing, in whole or in part, any portion of its business, subject to applicable law.

                  (vii) Target is not subject to any settlement agreement, conciliation agreement, letter of commitment, deficiency letter or consent decree with any present or former employee or applicant for employment, labor union or other employee representative, or any governmental authority or arbitrator relating to claims of unfair labor practices, employment discrimination or other claims with respect to employment and labor practices and policies, and no governmental authority or arbitrator has issued a judgment, order, decree, injunction, decision, award or finding with respect to the employment and labor practices or policies of Target.

         4. Buyer's Representations and Warranties Buyer represents and warrants to Seller that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4).

         (a) Organization of Buyer Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

         (b) Authorization of Transaction Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by Buyer and constitutes the valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms and conditions, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors' rights generally. Buyer need not give any notice to, make any filing with or obtain any authorization, consent, or approval of any Person in order to consummate the transactions contemplated by this Agreement. The execution, delivery, and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Buyer.

         (c) Noncontravention Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency, or court to which Buyer is subject or any provision of its charter, bylaws, or other governing documents.

         (d) Brokers' Fees Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which any Seller could become liable or obligated.

         (e) Investment Buyer is not acquiring Target Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

         5. Pre-Closing of Certain Other Covenants The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing (and with respect to the period from and after the Closing as the context may require).

         (a) General Each of the Parties will use its reasonable efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions set forth in Section 7 below).

         (b) Operation of Business Seller will not cause or permit Target to engage in any practice, take any action or enter into any material transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, Seller will not cause or permit Target to (i) declare, set aside, or pay any dividend or make any distribution with respect to its Equity Securities (except as provided in Sections 5(j), (k) and (m)) or redeem, purchase or otherwise acquire any of its Equity Securities or (ii) otherwise engage in any practice, take any action or enter into any transaction that would result in a breach of Section 3(l) above.

         (c) Preservation of Business Seller will cause Target to keep its business and properties substantially intact in all material respects, including its present operations, physical facilities, working conditions, insurance policies and relationships with lessors, licensors, suppliers, customers and employees.

         (d) Full Access Seller will permit, and Seller will cause Target to permit, representatives of Buyer (including legal counsel and accountants) to have full access to all premises, properties, personnel, books, records (including Tax records), contracts and documents of or pertaining to Target.

         (e) Notice of Developments Each Party will give prompt written notice to the others of any development causing a breach of any of its representations and warranties in Section 3 or 4 above. No disclosure by any Party pursuant to this Section 5(e), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty or breach of covenant.

         (f) Exclusivity Seller will not (and Seller will not cause or permit Target to) (i) solicit, initiate or encourage the submission of any proposal or offer from any Person relating to the acquisition of Equity Securities of Target or any substantial portion of the assets, of Target (including any acquisition structured as a merger, consolidation or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing.

         (g) Tax Matters Without the prior written consent of Buyer, Target shall not make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to Target, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to Target, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of Target for any period ending after the Closing Date or decreasing any Tax attribute of Target existing on the Closing Date.

         (h) Capital Contribution Immediately prior to Closing, Seller shall
(i) make a non-refundable capital contribution to Target equal to the positive amount by which $545,000 exceeds the amount of the Qualified Receivables, (ii) cancel all indebtedness and other amounts owed by Target to Seller or its Affiliates, and (iii) provide evidence reasonably acceptable to Buyer that the actions described in (i) and (ii) have occurred.

         (i) Asset Purchase Not later than immediately prior to Closing, Seller shall sell to Target the fixed assets identified in Exhibit 5(i) attached hereto for $3,000 cash. The sale shall be evidenced by a Bill of Sale in form and substance reasonably acceptable to Buyer and a copy thereof shall be provided to Buyer by Seller prior to Closing. The computers (desk tops and laptops) identified in Exhibit 5(i), are identified for record keeping purposes, and are not being sold to Target under this transaction; but rather leased under the terms and provisions of the Sublease Agreement shown in
Exhibit 5(n).

         (j) Assignment of Notes Receivable Prior to Closing, Target shall assign to Seller, without recourse or representation or warranty, all of Target's right, title and interest in and to the notes receivable set forth as "Notes to be Assigned to Seller by Target", on Exhibit 5(j) attached hereto. Target retains all of Target's right, title, and interest in and to the notes receivable set forth , as "Notes to be Retained by Target"on Exhibit 5(j). The executed and delivered assignment of such notes receivable shall be in form and substance reasonably acceptable to Buyer and a copy thereof shall be provided by Seller to Buyer prior to Closing.

         (k) Transfer of Excluded Equity Interests Prior to Closing, Target shall assign to Seller, without any representation, warranty or covenant, the Equity Securities held by Target in the Excluded Equity Interests. The assignment shall be evidenced by a document in form and substance reasonably acceptable to Buyer and a copy thereof shall be provided by Seller to Buyer prior to Closing.

         (l) Consulting Agreement Immediately prior to Closing, Seller and Target shall execute and deliver to each other a consulting agreement (substantially in the form of Exhibit 5(l) attached hereto) pursuant to which Target is permitted to utilize up to three members of Seller's technical staff (to be designated by Buyer or its designee) on projects at cost for a period of up to six months as determined by Buyer or its designee. A copy thereof shall be provided by Seller to Buyer prior to Closing.

         (m) Intellectual Property Transfer and License Agreement Immediately prior to Closing, Seller and Target shall execute and deliver to each other the Intellectual Property Transfer and License Agreement.

         (n) Sublease Immediately prior to Closing, Seller and Target shall execute and deliver to each other an office sublease substantially in the form of Exhibit 5(n) attached hereto and a copy thereof shall be provided by Seller to Buyer prior to Closing.

         (o) Employee and Benefit Matters Except with the prior consent of Buyer, from the date of this Agreement to the Closing Date, Seller shall not cause or permit any employees or officers to be transferred (A) to Target from Seller or any Affiliate of Seller or (B) to Seller or any Affiliate of Seller from Target. Further, (1) prior to the Closing, Seller shall cause Target to terminate the employment of the four individuals listed on Section 5(o)(i) of the Disclosure Schedule, without liability to Buyer or Target, (2) Seller or an Affiliate of Seller (other than Target) shall be responsible (and Target, Buyer and their respective Affiliates shall have no responsibility) for any all severance payments and other benefits with respect to such individuals and
(3) Seller shall cause Target to have no more than 30 employees as of the Closing Date. If Target has more than 30 employees as of the Closing Date, then Buyer shall designate the employees (which shall not exceed the number of employees of Target as of the Closing Date in excess of 30) whose employment shall immediately be transferred as of the Closing Date to Seller or an Affiliate of Seller (other than Target). Each individual who is employed by Target on the Closing Date and whose employment is not transferred to Seller or an Affiliate of Seller as provided in the preceding provisions of this
Section 5(o)(i) is referred to herein as a "Continuing Employee."

                  (ii) On or before the Closing, but effective as of the Closing Date, Seller shall take all actions necessary, if any, to cause (A) Target to cease to be an adopting or participating employer under all Seller Plans and (B) Target to transfer all of its obligations and liabilities relating to the Seller Plans to Seller or an Affiliate of Seller (other than Target). Seller and its Affiliates shall remain solely responsible for Seller Plans, and Buyer shall not, and from and after the Closing Date Target shall not, have any responsibility or liability with respect to the Seller Plans.

                  (iii) On or before the Closing, Seller (A) shall take any necessary action to fully vest as of the Closing Date all Continuing Employees' account balances and other accrued benefits under all Seller Plans that are intended to be qualified under Section 401 of the Code, (B) shall take such actions, if any, as may be necessary to provide for the prompt distribution after the Closing Date to the Continuing Employees of their vested account balances and accrued benefits under any such Seller Plans and
(C) shall take such actions, if any, as may be necessary to permit the continuation of loan repayments after the Closing Date by each Continuing Employee who has an outstanding loan from any such Seller Plan as of the Closing Date. Such loan repayments shall be made directly by the Continuing Employee to the applicable Seller Plan, and shall be permitted so long as the Continuing Employee remains employed by Target, Buyer or any of their respective Affiliates.

                  (iv) Claims of Continuing Employees and their eligible beneficiaries and dependents for medical, dental, prescription drug, life insurance, and/or other welfare benefits ("Welfare Benefits") (other than disability benefits) that are incurred before Closing Date (the shall be the sole responsibility of Seller and the Seller Plans. Claims of Continuing Employees and their eligible beneficiaries and dependents for Welfare Benefits (other than disability benefits) that are incurred on or after the Closing Date shall be the sole responsibility of Target. For purposes of the preceding provisions of this Section 5(o)(iv), a medical/dental claim shall be considered incurred on the date when the medical/dental services are rendered or medical/dental supplies are provided, and not when the condition arose or when the course of treatment began; provided, however, that claims relating to a hospital confinement that begins prior to the Closing Date but continues on the Closing Date or thereafter shall be treated as incurred before the Closing Date. Claims of Continuing Employees and their eligible beneficiaries and dependents for short-term or long-term disability benefits that arise out of occurrences prior to the Closing Date shall be the sole responsibility of Seller and the Seller Plans. Claims of Continuing Employees and their eligible beneficiaries and dependents for short-term or long-term disability benefits that arise out of occurrences on or after the Closing Date shall be the sole responsibility of Target.

                  (v) Seller or an Affiliate of Seller (other than Target) shall provide COBRA continuation coverage (within the meaning of Section 4980B of the Code and the Treasury regulations thereunder) to all individuals who are M & A qualified beneficiaries (within the meaning assigned to such term under Q&A-4 of Treasury regulation Section 54.4980B-9) with respect to the sale of Target to Buyer for the duration of the period to which such individuals are entitled to such coverage. Seller shall take any and all necessary actions to ensure that none of Buyer, Target or any of their respective Affiliates are required to provide such continuation coverage to any such individual at any time.

         (p) Books and RecordsAt the Closing, Seller shall cause the books and records of the Target to be delivered to Buyer to the extent the Target is not in possession of the same immediately prior to the Closing.

         6. Post-Closing CovenantsThe Parties agree as follows with respect to the period following the Closing.

         (a) General In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 8 below). Seller acknowledges and agrees that from and after the Closing Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements and financial data of any sort relating to Target.

         (b) Litigation SupportIn the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing Date involving Target, each of the other Parties will cooperate with it and its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 8 below).

         (c) Transition Seller will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier or other business associate of Target from maintaining the same business relationships with Target after the Closing as it maintained with Target prior to the Closing. Seller will refer all customer inquiries relating to the businesses of Target to Buyer from and after the Closing.

         (d) Confidentiality Seller will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to Buyer or destroy, at the request and option of Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in its possession. In the event that Seller is requested or required pursuant to written or oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process to disclose any Confidential Information, Seller will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 6(d). If, in the absence of a protective order or the receipt of a waiver hereunder, Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, Seller may disclose the Confidential Information to the tribunal; provided, however, that Seller shall use its reasonable efforts to obtain, at the request of Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Buyer shall designate. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure unless such Confidential Information is so available due to the actions of Seller.

         (e) Covenant Not to Compete For a period of one year from and after the Closing Date, Seller will not (and Seller will cause its Affiliates not to) (i) engage directly or indirectly in any business that Target conducts as of the Closing Date in any geographic area in which Target conducts that business as of the Closing Date or (ii) hire or retain or attempt to hire or retain (directly or indirectly), as an employee, consultant or otherwise, any person who any time beginning sixty days prior to the date hereof is or was an employee of Target. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 6(e) is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

         (f) Talk Emergency & Other Non-Qualified Receivables(i) In the event the Talk Emergency Deferred Account Receivable is collected by Target after Closing, Target shall pay to Seller 50% of the amount actually collected by Target net of collection costs, third party payables relating to the Talk Emergency Deferred Account Receivable and payments in respect of such payables. "Talk Emergency Deferred Account Receivable" means that certain account receivable Listed in Exhibit 2 under the sub-heading Deferred Revenue in the original amount of $ 938,191.50, owed by Talk Emergency to Target as of Closing. Notwithstanding anything to the contrary, neither Buyer, Target nor any other Person shall have any Liability to Seller as a result of Target's or any other Person's failure to collect or attempt to collect (or only the partial collection or compromise of) the Talk Emergency Deferred Account Receivable. In no event shall the Talk Emergency Deferred Account Receivable constitute a Qualified Receivable.

                  (ii) Seller shall assign to Target the Non-Qualified Receivables listed in Exhibit 2, attached hereto. Target shall pay to Seller 80% of the amount actually collected by Target net of collection costs, third party payables relating to the collection of these accounts. Notwithstanding anything to the contrary, neither Buyer, Target nor any other Person shall have any Liability to Seller as a result of Target's or any other Person's failure to collect or attempt to collect (or only the partial collection or compromise of) the collection on the Non-Qualified Receivables. In no event shall these Non-Qualified Receivables accounts be deemed to constitute Qualified Receivable

         By August 30, 2003, Seller shall deliver to Buyer the following financial statements ("Post-Closing Financial Statements"): (i) unaudited balance sheets and statements of income, and cash flows as of and for the fiscal years ended 2001 and 2002 for Target and (ii) unaudited balance sheet and statements of income and cash flow as of and for the months ended June 30, 2003 (the "Most Recent Fiscal Month End") for Target. The Post-Closing Financial Statements shall be prepared and present in material compliance with GAAP for the periods covered thereby and present fairly the financial condition of Target as of such dates and the results of operations of Target for such periods.

         (h) Audit Support Seller shall, and shall cause its personnel to cooperate with Buyer and Target, as may be reasonably necessary, in connection with the preparation of Target's 2001 and 2002 audits, and the review of the interim 2003 Post-Closing Financial Statements, and shall cause its agents to reasonably cooperate with Buyer and Target in connection with the preparation of Target's 2001 and 2002 audits and the review of the interim 2003 Post-Closing Financial Statements.

         7. Conditions to Obligation to Close

         (a) Conditions to Buyer's ObligationBuyer's obligation to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                  (i) the representations and warranties set forth in Section 3 above shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by terms such as "material" and "Material Adverse Effect," in which case such representations and warranties shall be true and correct in all respects at and as of the Closing Date;

                  (ii) Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by terms such as "material" and "Material Adverse Effect," in which case Sellers shall have performed and complied with all of such covenants in all respects through the Closing;

                  (iii) no action, suit or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of Buyer to own Target Shares and to control Target or (D) affect adversely the right of Target to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                  (iv) Seller shall have delivered to Buyer a certificate (in form and substance reasonably acceptable to Buyer) (A) to the effect that each of the conditions specified above in Sections 7(a)(i), (ii) and (iii) is satisfied in all respects and (B) containing with respect to the documents referred to in Sections 5(h), (i), (j), (k), (l), (m), (n) and (o) representations and warranties similar to those set out in the last two sentences of Section 3(s) above.

                  (v) Buyer shall have received (and Seller shall procure) the resignations, effective as of the Closing, of each director and officer of Target other than those whom Buyer shall have specified in writing at least five business days prior to the Closing;

                  (vi) each of Eric Berkobin and Paul Raley shall continue to be employed by Target on terms reasonably satisfactory to Buyer as of the Closing;

                  (vii) Seller shall have delivered to Buyer copies of the certificate of incorporation of Target certified on or soon before the Closing Date by the Secretary of State (or comparable officer) of the jurisdiction of Target's incorporation;

                  (viii) Seller shall have delivered to Buyer copies of the certificate of good standing of Target issued on or soon before the Closing Date by the Secretary of State (or comparable officer) of the jurisdiction of each such Person's organization and of each jurisdiction in which each such Person is qualified to do business; and

                  (ix) Seller shall have delivered to Buyer a certificate of the secretary or an assistant secretary of Target, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to (A) no amendments to the Certificate of Incorporation (or formation) of such Person since the date specified in clause (xii) above; (B) the bylaws (or other governing documents) of such Person; and (C) any resolutions of the board of directors or other authorizing body (or a duly authorized committee thereof) of such Person relating to this Agreement and the transactions contemplated hereby.

                  (x) Seller shall have obtained the consent of its Lenders and appropriate UCC releases.

Buyer may, in its sole discretion, waive in writing any condition specified in this Section 7(a).

         (b) Conditions to Sellers' ObligationThe obligation of Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                  (i) the representations and warranties set forth in Section 4 above shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by terms such as "material" and "Material Adverse Effect," in which case such representations and warranties shall be true and correct in all respects at and as of the Closing Date;

                  (ii) Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by terms such as "material" and "Material Adverse Effect," in which case Buyer shall have performed and complied with all of such covenants in all respects through the Closing;

                  (iii) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect); and

                  (iv) Buyer shall have delivered to Seller a certificate to the effect that each of the conditions specified above in Section 7(b)(i),
(ii) and (iii) is satisfied in all respects;

                  (v) Seller shall have received the consent of its Lenders.

         8. Remedies for Breaches of this Agreement(a) Survival of Representations and WarrantiesExcept as hereinafter provided, all of the representations and warranties of Seller contained in Section 3 above shall survive the Closing hereunder and continue in full force and effect for a period of eighteen months thereafter; provided, however, the representations and warranties of Seller contained in Sections 3(e), (f), (o) and (r) shall survive the Closing and continue in full force and effect until the expiration of any applicable statutes of limitations (after giving effect to any extensions or waivers) plus sixty days.

         (b) Indemnification Provisions for Buyer's Benefit In the event Seller breaches (or in the event any third party alleges facts that, if true, would mean any Seller has breached) any of its representations, warranties or covenants contained herein (determined without regard to any limitation or qualification by materiality) and, provided that Buyer makes a written claim for indemnification against Seller within the survival period (if there is an applicable survival period pursuant to Section 8(a) above), then Seller shall protect, defend, indemnify and hold harmless Buyer, Target, Buyer's Affiliates and their respective officers, directors, shareholders, employees, partners and agents (collectively, the "Buyer Indemnified Parties") from and against the entirety of any Adverse Consequences any Buyer Indemnified Party may suffer resulting from, arising out of, relating to, or caused by the breach (or the alleged breach); provided, however, that Seller shall not have any obligation to indemnify any Buyer Indemnified Party from and against any Adverse Consequences resulting from, arising out of, relating to, or caused by the breach (or alleged breach) of any representation or warranty of Seller contained in Section 3(g), (h), (j), (k), (l), (m), (n), (p), (q), (s), or (u)
above until Buyer has suffered Adverse Consequences by reason of all such breaches (or alleged breaches) in excess of a $75,000 aggregate threshold ("Aggregate Threshold"), at which point Seller will be obligated to indemnify Buyer from and against all such Adverse Consequences in excess of $75,000. The Buyer Indemnified Parties shall not be entitled to indemnification under this
Section 8(b)(i) with respect to any and all breaches by Seller of the representations or warranties set forth in Section 3 in excess of $375,000 in the aggregate (the "Indemnity Cap"); provided, however, that notwithstanding the Indemnity Cap, the Buyer Indemnified Parties shall be entitled to indemnification under this Section 8(b)(i) with respect to Sections 3(o), (r) and (v) without regard to the Indemnity Cap.

         Seller shall protect, defend, indemnify and hold the Buyer Indemnified Parties from and against the entirety of any Adverse Consequences any Buyer Indemnified Party may suffer resulting from, arising out of relating to or caused by (A) a Seller Plan, (B) the failure by any Person prior to the Closing Date to operate or maintain a Company Plan in compliance with its terms and applicable law, (C) the employment or termination of employment of any individual by Target or a Subsidiary of Target prior to the Closing Date or (D) the transfer of employment or termination of employment of any individual pursuant to Section 5(o).

                  (iii) The foregoing states the entire obligation of Seller and the exclusive remedy to Buyer and/or Target with respect to any claims or damages arising form or under this Agreement.

         (c) Indemnification Provisions for Seller's BenefitIn the event Buyer breaches (or in the event any third party alleges facts that, if true, would mean Buyer has breached) any of its representations, warranties or covenants contained herein and, provided that Seller makes a written claim for indemnification against Buyer within such survival period (if there is an applicable survival period pursuant to Section 8(a) above), then Buyer shall protect, defend, indemnify and hold harmless Seller and Seller's officers, directors, shareholders, employees, partners and agents (collectively, "Seller Indemnified Parties") from and against the entirety of any Adverse Consequences suffered resulting from, arising out of, relating to, or caused by the breach (or the alleged breach).

         (d) Matters Involving Third Parties If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Section 8, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

         Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests or the reputation of the Indemnified Party, and
(E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

                  (iii) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 8(d)(ii) above,
(A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably) and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party.

                  (iv) In the event any of the conditions in Section 8(d)(ii) above is or becomes unsatisfied, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), (B) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' f9ees and expenses) and (C) the Indemnifying Party will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this
Section 8.

         (e) Except for fraud, a breach of Sections ___and 9 and any party's right for equitable relief, the indemnification provisions of this Section 8 shall constitute the sole and exclusive remedy of the parties hereto for any inaccuracy, untruth, incompleteness or other breach of any representation or warranty contained in or made pursuant to this Agreement, and the parties each waive any other remedy, which they or any other Person entitled to indemnification hereunder may have at Law or in equity with respect thereto.

         9. Tax Matters The following provisions shall govern the allocation of responsibility as between Buyer and Sellers for certain tax matters following the Closing Date:

         (a) Tax Indemnification Seller shall protect, defend, indemnify and hold harmless Target, Buyer and each Buyer Affiliate and hold them harmless from and against any loss, claim, liability, expense (including attorneys' fees and other litigation expenses) or other damage attributable to (i) all Taxes (or the non-payment thereof) of Target and its Subsidiaries for all Taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any Taxable period that includes (but does not end on) the Closing Date ("Pre-Closing Tax Period"), (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which Target or any of its Subsidiaries (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or foreign law or regulation, and (iii) any and all Taxes of any Person (other than Target and its Subsidiaries) imposed on Target or any of its Subsidiaries as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing.

         (b) Straddle Period In the case of any Taxable period that includes (but does not end on) the Closing Date (a "Straddle Period"), the amount of any Taxes based on or measured by income or receipts of Target and its Subsidiaries for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the Taxable period of any partnership or other pass-through entity in which Target or any of its Subsidiaries holds a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes of Target and its Subsidiaries for a Straddle Period which relate to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

         (c) Responsibility for Filing Tax Returns Buyer shall prepare or caused to be prepared and file or caused to be filed all Tax Returns for Target and its Subsidiaries which are filed after the Closing Date other than income Tax Returns with respect to periods for which a consolidated, unitary or combined income Tax Return of Seller will include the operations of Target and its Subsidiaries. Not later than 30 days prior to the due date of each such Tax Return, Buyer shall deliver a copy of such Tax Return to Seller together with a statement of the excess, if any, of the amount of Tax shown due on such Tax Return over the amount set up as a liability for such Tax in the Most Recent Financial Statements. Not later than 5 days prior to the due date of such Tax Return, Seller shall pay to Buyer the amount of such excess. Upon receipt thereof Buyer shall cause Target to file the Tax Return and timely pay the Taxes shown due on such Tax Return.

         (d) Cooperation on Tax Matters (i) Buyer, Target and its Subsidiaries, and Seller shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to Section 9(c) above and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Target and its Subsidiaries and Seller agree (A) to retain all books and records with respect to Tax matters pertinent to Target and its Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, Target and its Subsidiaries or Seller, as the case may be, shall allow the other Party to take possession of such books and records.

                  (ii) Buyer and Seller further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

                  (iii) Buyer and Seller further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Code ss.6043 and all Treasury Regulations promulgated thereunder.

         (e) Tax Sharing Agreements All Tax sharing agreements or similar agreements with respect to or involving Target and its Subsidiaries shall be terminated by Seller as of the Closing Date and, after the Closing Date, Target and its Subsidiaries shall not be bound thereby or have any liability thereunder. Section 9(e) of the Disclosure Schedule contains a true and complete copy of all such agreements affecting Target or any of its Subsidiaries.

         (f) Certain Taxes and Fees All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid by Buyer and Seller jointly when due, and Seller will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law, Buyer will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation and pay half of amounts due.

         (g) No CarryoversSeller will not elect to retain any net operating loss carryovers or capital loss carryovers of Target under Reg. ss. 1.1502-20(g).

         10. Termination(a)....Termination of AgreementThis Agreement may be
terminated as provided below:

                  (i) Buyer and Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

                  (ii) Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing (A) in the event Seller or Target has breached any representation, warranty or covenant contained in this Agreement in any material respect, Buyer has notified Seller of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before August 29, 2003 by reason of the failure of any condition precedent under
Section 7(a) hereof (unless the failure results primarily from Buyer itself breaching any representation, warranty or covenant contained in this Agreement); or

                  (iii) Seller may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing (A) in the event Buyer has breached any representation, warranty or covenant contained in this Agreement in any material respect, Seller has notified Buyer of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before August 29, 2003 by reason of the failure of any condition precedent under Section 7(b) hereof (unless the failure results primarily from Seller breaching any representation, warranty or covenant contained in this Agreement).

         (b) Effect of Termination If any Party terminates this Agreement pursuant to Section 10(a) above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach).

         11. Miscellaneous (a) Press Releases and Public AnnouncementsNo Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of Buyer and Seller; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable efforts to advise the Party prior to making the disclosure).

         (b) No Third-Party Beneficiaries This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns, except as provided in Section 8.

         (c) Entire Agreement This Agreement (including the Exhibits attached hereto) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements or representations by or between the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

         (d) Succession and Assignment This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of Buyer and Seller; provided, however, that Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and
(ii) designate one or more of its Affiliates to perform its obligations hereunder.

         (e) Counterparts This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         (f) Headings The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         (g) Notices All notices, requests, demands, claims and other communications hereunder will be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) one business day after being sent to the recipient by reputable overnight courier service (charges prepaid),
(iii) one business day after being sent to the recipient by facsimile transmission or electronic mail or (iv) four business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

                  If to Seller:             Arris International, Inc.
                                            11450 Technology Circle
                                            Duluth, Georgia 30097
                                            Attention:  Larry Margolis
                                            Facsimile:  (678) 473-8470

                  with copy to:             Legal Department
                                            11450 Technology Circle
                                            Duluth, Georgia 30097
                                            Facsimile:  (678) 473-8095

                  If to Buyer:              Rare Medium Group, Inc.
                                            19 West 44th Street, Suite 507
                                            New York, New York 10036
                                            Attention:  212-730-7524
                                            Facsimile:  212-730-7523

                  with copy to:             Rare Medium Group, Inc.
                                            19 West 44th Street, Suite 507
                                            New York, New York 10036
                                            Attention:  General Counsel
                                            Facsimile:  212-730-7523

                                            and

                                            Vinson & Elkins
                                            Willard Office Building
                                            1455 PA Ave., N.W.
                                            WDC, 20004-1008
                                            Attn:  David Cohen


Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

         (h) Governing LawTHIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK. The Parties hereto submit to the exclusive venue of the appropriate federal or state courts of Fulton County, in the State of Georgia.

         (i) Amendments and Waivers No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Seller. No waiver by any Party of any provision of this Agreement or any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such default, misrepresentation or breach of warranty or covenant.

         (j) Severability Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         (k) Expenses Each of Buyer and Seller will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided, however, that Seller shall also bear the costs and expenses of Target and the Subject Subsidiaries (including all of their legal fees and expenses) in connection with this Agreement and the transactions contemplated hereby in the event that the transactions contemplated by this Agreement are consummated.

         (l) Construction The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. Words importing the singular also include the plural and the plural the singular. References to a gender include the other gender and grammatical forms of a term defined herein have meanings corresponding to the defined term. The Parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant.

         (m) Incorporation of Exhibits, Annexes, and Schedules The Exhibits, Annexes and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

         (n) Specific Performance Each Party acknowledges and agrees that the other Party would be damaged irreparably in the event any provision of this Agreement is not performed in accordance with its specific terms or otherwise is breached, so that a Party shall be entitled to injunctive relief to prevent breaches of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in addition to any other remedy to which such Party may be entitled, at law or in equity. In particular, the Parties acknowledge that the business of Target is unique and recognize and affirm that in the event Seller breaches this Agreement, money damages would be inadequate and Buyer would have no adequate remedy at law, so that Buyer shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and Seller's obligations hereunder not only by action for damages but also by action for specific performance, injunctive and/or other equitable relief.

         (o) Submission to Jurisdiction Each of the Parties submits to the jurisdiction of any state or federal court sitting in Fulton County, Georgia, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Any Party may make service on any other Party by sending or delivering a copy of the process (i) to the Party to be served at the address and in the manner provided for the giving of notices in Section 11(g) above or
(ii) to the Party to be served in care of the Process Agent at the address and in the manner provided for the giving of notices in Section 11(g) above. Nothing in this Section 11(o), however, shall affect the right of any Party to serve legal process in any other manner permitted by law or at equity. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                           "Buyer"

                           RARE MEDIUM GROUP, INC.

                           By: /s/ Keith Kammer
                               ----------------------------------
                           Name:  Keith Kammer
                           Title: Vice President

                           "Seller"

                           ARRIS INTERNATIONAL, INC.

                           By: /s/ Lawrence A. Margolis
                               ------------------------------------
                           Name:  Lawrence A. Margolis
                           Title: CFO and Executive Vice President